EXECUTION VERSION
SEPARATION AGREEMENT
THIS SEPARATION AGREEMENT (the “Agreement”) is made as of this [6th] day of December, 2023 (the “Effective Date”) by and between Mistras Group Inc., a Delaware corporation (the “Company”) and Dennis Bertolotti (“Executive”). Capitalized terms used but not defined herein shall have the meanings set forth in the Prior Agreement (as defined below).
WHEREAS, Executive is a party to that certain Employment Agreement (the “Prior Agreement”), between the Company and Executive, effective March 13, 2018, which provides for certain benefits in the event that Executive’s employment is terminated;
WHEREAS, the Company terminated Executive from his positions as President and Chief Executive Officer of the Company, effective October 9, 2023 (the “Removal Date”); and
WHEREAS, Executive has continued employment with the Company on inactive, administrative leave from the Removal Date, and the Company and Executive desire to continue such employment on such basis until December 8, 2023 (the “Termination Date”), at which time the Company will terminate Executive’s employment without Cause (as defined in the Prior Agreement); and
WHEREAS, in connection with the termination of Executive’s positions as President and Chief Executive Officer effective on the Removal Date, and in connection with Executive’s termination of employment with the Company, to be effective on the Termination Date, the parties have agreed to a separation package and the resolution of any and all disputes between them.
NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:
1.Termination.
1.1By signing this Agreement, Executive represents and warrants that, Executive has, in all material respects, (a) returned all equipment, records, files, documents, data, programs or other materials and property in Executive’s possession which belong to the Company or any one or more of its affiliates, including, without limitation, all computer equipment, access codes, messaging devices, credit cards, cell phones, keys and access cards; and (b) delivered all original and copies of confidential information, notes, materials, records, plans, technical data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise) that relate or refer to (1) the Company or any one or more of its affiliates, or (2) the Company or any one or more of its affiliates’ financial statements, business contracts, business information, strategies, sales or similar information (the “Company Materials”); provided, however, that Executive shall be entitled to retain his Company-supplied mobile phone, including phone number. The Company shall take all action reasonably necessary to cause the mobile phone carrier to transfer the contract pertaining to such mobile phone and phone number with to Executive. For the avoidance of doubt, the Company Materials shall exclude Executive’s personal address lists, telephone lists, notes and diaries. Executive represents and warrants that Executive has not, during the period beginning one month prior to the Removal Date and ending on the Removal Date, deleted, destroyed or otherwise removed from his laptop or any Company server any documents, e-mails or other files containing information material to the Company, including, but not limited to, information relating to personnel and customers. Should Executive later discover additional Company Materials, Executive shall promptly notify the Company and return or deliver such Company Materials to the Company.
1.2Executive and the Company acknowledge and agree that, (a) on the Termination Date, Executive shall cease to be an employee of the Company and its affiliated entities for all purposes and (b) Executive resigned, as of the Removal Date, from all positions as an officer and/or director of the Company and its affiliated entities. Notwithstanding anything to the contrary in this Agreement, the Company shall not terminate Executive’s employment prior to the Termination Date.
1.3Executive and the Company acknowledge and agree that, from the Removal Date through the Termination Date, Executive shall continue to (a) receive payments of base salary in accordance with the Company’s normal payroll practices (the “Base Salary Continuation”) and (b) participate in the Company’s health and welfare plans on at the same level of coverage, and with the same portion of employee-paid premiums (the “Medical Coverage Continuation”), in each case, as were in effect as of immediately prior to the Removal Date. The Company has paid, and the Executive acknowledges that he has been receiving, Base Salary Continuation payments and Medical Coverage Continuation benefits from the Removal Date through the Effective Date. The Company shall continue Base Salary Continuation payments and Medical Coverage Continuation benefits through the Termination Date.
1.4No later than the Company’s first regular payroll date following the Effective Date, the Company shall pay Executive a single cash sum payment equal to $7,065, representing payment for the accrued benefits described in Section 5.1(c) of the Prior Agreement. Executive represents and warrants that, prior to the Effective Date, Executive has received all other payments and benefits described in Sections 5.1(a) and 5.1(b) of the Prior Agreement (the payments and benefits described in this Section 1.4 collectively, the “Accrued Obligations”).
2.Severance Benefits. The Company’s agreement to provide the severance payments and benefits described in this Section 2 is in consideration for and contingent on the following: (a) Executive executing the general release of claims attached hereto as Exhibit A (the “Release”) no later than twenty-one days after this Agreement and the Release are presented to Executive; and (b) such Release becoming effective without being revoked by Executive during the revocation period described in the Release (the “Revocation Period”); and (c) Executive abiding by the Release and not seeking to declare any term of the Release unenforceable. In the event that Executive brings an action or claim to seek or declare any term of the Release unenforceable by any court, then the Executive shall not receive any further severance payments or benefits under this Section 2, and the Company may seek to obtain the return by Executive of any separation payments and the value of any separation benefits previously received. Subject to the foregoing, Executive shall be entitled to the following payments and benefits, commencing as of the Termination Date:
1.1a single sum cash payment equal to $1,229,130.00;
1.2payments equal to $645,870.00 in the aggregate, payable in equal installments in accordance with the Company’s payroll practices for eighteen (18) months following the Termination Date;
1.3full vesting of all service-based vesting conditions under all outstanding long-term incentive awards, as set forth on Exhibit B attached hereto;
1.4pro rata vesting of performance-based RSUs earned by the Executive for 2023, if any, with the amount “earned” determined in accordance with, and dependent upon, the extent to which the performance targets previously established by the Company in respect of the performance-based RSUs are or are not achieved for 2023, and with proration based on the number of days between January 1, 2023 and the Termination Date divided by 365;
1.5COBRA continuation coverage, paid, or reimbursed by, the Company for both the employer- and employee-paid portion of premiums, for Executive and his spouse for a period not to exceed 18 months from January 1, 2024 (or sooner if corresponding coverage is made available to Executive), if and to the extent they or either of them, shall have elected and shall be entitled to receive COBRA continuation coverage during such period;
1.6continued reimbursement of premiums described in Section 3.2(b) of the Prior Agreement with respect to the life insurance policy on Executive’s life for 24 months following the Termination Date or until his earlier death, which premiums are currently $7,065.00 per year, or under any replacement policy (or policies) provided that such policy’s (or policies’, as applicable) premiums do not exceed the then applicable premium charge for the current policy;
1.7Executive has agreed to purchase Executive’s vehicle leased for him by the Company for a purchase price of $28,776.00, which shall be deducted from the lump sum paid to Executive pursuant to Section 2.1; and

1.8a lump sum cash payment equal to the product of (a) the short-term incentive award (if any) that would have been earned by Executive for the calendar year in which his employment terminates if his employment had not terminated based on the satisfaction of any pre-established performance objectives, multiplied by (b) a fraction, the numerator of which is the number of days elapsed from the beginning of that calendar year until the date his employment terminates, and the denominator of which is 365, which payment will be made when the bonus for such calendar year would otherwise have been paid.
Unless stated otherwise in this Section 2, the payments and benefits set forth in this Section 2 shall be paid, or commence, as applicable, on the first practicable payroll date following the latter of (x) the Termination Date and (y) the conclusion of the Revocation Period, with such payment to include any amounts that would have otherwise been paid from the Termination Date through such time. Notwithstanding anything set forth herein to the contrary, if the Release delivery and Revocation Period spans two taxable years, such payments or benefits shall be paid (or commence) on the later of (i) the first business day of such second taxable year or (ii) the eighth calendar day after Executive’s execution of the Release, with the first payment including any amounts that would otherwise be due prior thereto.
3.Tax Matters.

1.1Sections 7.3 and 14 of the Prior Agreement shall apply to all compensation or benefits that Company is providing to Executive in connection with this Agreement. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or shall comply with the requirements of such provision.

1.2Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A or an exemption therefrom and shall be construed and administered in accordance with such intent, and the Company acknowledges and agrees that, unless directed otherwise by a state or federal taxing authority, it does not, based on current law, intend to take any contrary legal, tax or accounting position with respect to the application or exemption of Section 409A to the payments and benefits set forth herein. If the parties believe that any provision of this Agreement is not in compliance with Section 409A, the parties shall in good faith attempt to amend this Agreement to comply with Section 409A while endeavoring to maintain the intended economic benefits hereunder. Any payments under this Agreement that may be exempt from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be exempt from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments subject to, and not exempt from, Section 409A to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

1.3To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes “nonqualified deferred compensation” (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

4.No Other Benefits. Executive acknowledges and agrees that the payment(s) and other benefits set forth herein are in full discharge of any and all liabilities and obligations of the Company to Executive, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under the Prior Agreement and any other alleged written or oral employment agreement, policy, plan or procedure of the Company and/or alleged understanding or arrangement between Executive and the Company (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company (excluding any employee benefit plan providing severance or similar benefits), subject to the terms and conditions of such plan(s)).

5.Restrictive Covenants. The Company and Executive agree that the covenants in Section 8 of the Prior Agreement shall continue in full force and effect. For clarity, this Agreement shall not have the effect of making the restrictive covenants set forth in the Prior Agreement more enforceable, legal or longer in duration than they would have been absent this Agreement. Except with respect to the Accrued Obligations, Executive’s right to receive any separation payments and benefits pursuant to this Agreement shall be subject to his substantial compliance with the non-competition and non-solicitation restrictive covenants set forth in Section 8.5 of the Prior Agreement. If Executive fails to substantially comply with such covenants set forth in Section 8.5 of the Prior Agreement, then (a) Executive shall not be entitled to any further separation payments and benefits under Section 2 of this Agreement, and (b) the Company may seek to obtain the return by Executive of any separation payments and the value of any separation benefits previously received under Section 2 of this Agreement. This Section 5 shall not in any manner supersede or limit any other right the Company may have to enforce or seek legal or equitable relief with respect to a violation or breach by Executive of the covenants set forth in Section 8.5 of the Prior Agreement or the right of Executive to otherwise receive payments to which he is entitled.

6.Cooperation/Communications with Company.

1.1Executive agrees to make himself reasonably available, upon reasonable advance notice (and taking into consideration his then-current professional and personal commitments), to provide reasonable cooperation with the Company and its affiliates in matters that materially concern: (i) requests for information about the services Executive provided to the Company and its affiliates during Executive’s employment with the Company and its affiliates, (ii) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company and its affiliates which relate to events or occurrences that transpired while Executive was employed the Company and its affiliates and as to which Executive has, or would reasonably be expected to have, personal experience, knowledge or information (including pursuing claims against Chubb Insurance Company for a loss covered under the representation and warranty insurance policy for the Onstream acquisition) or (iii) any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the US Department of Justice, the U.S. Federal Trade Commission or the SEC) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company and its affiliates. Executive’s cooperation shall include: (A) making himself reasonably available to meet and speak with officers or employees of the Company, the Company’s counsel or any third-parties at the request of the Company at times and locations to be determined by the Company reasonably and in good faith, taking into account the Company’s business and Executive’s business and personal needs (the “Company Cooperation”) and (B) giving accurate and truthful information at any interviews and accurate and truthful testimony in any legal proceedings or actions (the “Witness Cooperation”). Notwithstanding the foregoing, nothing in this Section 6 shall be construed to limit in any way any rights Executive may have at applicable law not to provide testimony with regard to specific matters or require Executive to provide any such assistance or cooperation if to do so (x) would require him to waive a legal privilege. Unless required by law or legal process, Executive will not knowingly or intentionally furnish information to or cooperate with any non-governmental entity (other than the Company) in connection with any potential or pending proceeding or legal action involving matters arising during Executive’s employment with the Company and its affiliates. In addition, at the request of the Company, Executive shall be required to complete a directors’ and officers’ questionnaire to facilitate the Company’s preparation and filing of its proxy statement and periodic reports with the SEC. The Company shall pay Executive per diem compensation in an amount equal to $4,810.00 in the course of any Company Cooperation or Witness Cooperation hereunder. In addition, the Company will reimburse Executive for any reasonable, out-of-pocket expenses, including travel, hotels and meals, incurred in connection with Executive’s performance of obligations pursuant to this Section 6. If Executive reasonably determines in good faith that Executive requires independent legal counsel in connection with his cooperation or assistance pursuant to this Section 6 because the Company is adverse to the interests of Executive or the Company’s counsel would have a conflict of interest in also representing the Executive, the Company shall reimburse Executive for all legal fees reasonably incurred by Executive in connection therewith, in each case, within 45 days after receipt of detailed billing documentation of such expenses. With respect to selecting independent legal counsel for Executive in these circumstances, the hourly rate shall not exceed the rate paid to outside counsel for the Company in the same or similar matter.

1.2Executive shall direct all written, oral and electronic communications with the Company about the Company’s business or employees solely to the Company’s then current or interim Chief Executive Officer, Chief Financial Officer or General Counsel.

7.Notices. Except as otherwise specifically provided herein, any notice, consent, demand or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by email, one (1) day after being deposited with Federal Express or other nationally recognized overnight delivery service or three (3) days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office with an email of legal@mistrasgroup.com, and, if to Executive, at his address set forth following his signature below. Either party may change such address from time to time by notice to the other.

8.Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New Jersey, exclusive of any choice of law rules.

9.Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of the Company. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

10.Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

11.Assignment. Except as otherwise specifically provided herein, neither party shall assign or transfer this Agreement nor any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided, however, that any assignment or transfer pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company shall be valid, so long as the assignee or transferee (a) is the successor to all or substantially all of the business and assets of the Company; and (b) assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. Executive’s consent shall not be required for any such transaction. This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legatees, devisees, executors, administrators and legal representatives.

12.Voluntary Execution; Representations. Executive acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choosing concerning this Agreement and has been advised to do so by the Company; and (b) he has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his own judgment and without duress. The Company represents and warrants that it is fully authorized, by any person or body whose authorization is required, to enter into this Agreement and to perform its obligations under it.

13.Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

14.Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive the termination of Executive’s employment.

15.Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction.

16.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

17.Entire Agreement. This Agreement, together with the agreements described in the attached Exhibits, and Sections 6, 7.3, 8, 9, 10, 11, 13, 14 and 18 of the Prior Agreement (which are deemed incorporated herein by reference and survive the termination of Executive’s employment with the Company) contain the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.
MISTRAS GROUP, INC.
By:
Name:
Title:
EXECUTIVE:

Name:
Address:
Email:

Exhibit A
FORM OF GENERAL RELEASE OF ALL CLAIMS
THIS GENERAL RELEASE OF ALL CLAIMS (this “General Release”), dated as of December [6th] 2023, is made by and between Dennis Bertolotti (the “Executive”) and Mistras Group, Inc. (the “Company”).
WHEREAS, the Company and Executive are parties to that certain Separation Agreement, dated as of December [__], 2023 (the “Separation Agreement”);
WHEREAS, Executive’s employment with the Company has been terminated and Executive is entitled to receive severance and other benefits, as set forth in Section 2 of the Separation Agreement subject to the execution of this General Release;
WHEREAS, in consideration for Executive’s signing of this General Release, the Company will provide Executive with such severance and benefits pursuant to the Separation Agreement; and
WHEREAS, except as otherwise expressly set forth herein, the parties hereto intend that this General Release shall effect a full satisfaction and release of the obligations described herein owed to Executive by the Company.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:
1.Executive, for himself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other individuals and entities claiming through Executive, if any (collectively, the “Executive Releasers”), does hereby release, waive, and forever discharge the Company and its affiliates, and, solely in their capacity as such, each of its and their respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Employer Releasees”) from, and does fully waive any obligations of Employer Releasees to Executive Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been suffered or sustained, directly or indirectly, by Executive Releasers including but not limited to in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with the Company (b) the termination of Executive’s employment with the Company; (c) the Separation Agreement; (d) the Prior Agreement, except as otherwise set forth in the Separation Agreement as defined in the Separation Agreement; or (e) any events occurring on or prior to the date of this General Release. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all waivable claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Separation Agreement other than claims for unpaid severance benefits earned thereunder) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act, as amended (“ADEA”) (including the Older Workers Benefit Protection Act (“OWBPA”)), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the New Jersey State labor or employment laws (including claims under the New Jersey Law Against Discrimination and the New Jersey Conscientious Employee Protection Act), or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Executive Releasers may claim existed with Employer Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or any of its subsidiaries or affiliates or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions.

Notwithstanding anything contained in this Section 1 above to the contrary, nothing contained in herein shall constitute a release by any Executive Releaser of any of his rights or remedies available to him, at law or in equity, related to, on account of, in connection with or in any way pertaining to the enforcement of: (i) any rights to the receipt of employee benefits or equity compensation which vested on or prior to the date of this General Release; (ii) any claims related to Section 5 of the Prior Agreement, as modified by Section 2 of the Separation Agreement, or Section 6 of the Prior Agreement; (iii) any rights to indemnification or advancement of expenses pursuant to the constituent documents of the Company or any Company D&O policy, (iv) any equity rights; (v) this General Release or any of its terms or conditions; or (vi) any claims that cannot be waived by law.
2.This Agreement does not prohibit or restrict Executive’s ability to file a charge or complaint with or participate, testify or assist in any investigation, hearing or other proceeding before the Equal Employment Opportunity Commission (“EEOC”), Occupational Safety and Health Administration (“OSHA”), National Labor Relations Board (“NLRB”), or similar state or local agency, provided that Executive may not receive any monetary award from the EEOC or similar state or local agency. This Agreement also does not prohibit Executive from (a) communicating with the U.S. Department of Justice, the U.S. Securities and Exchange Commission (“SEC”), the Commodity Futures Trading Commission, the Financial Industry Regulatory Authority (“FINRA”) or any other state or federal government or regulatory authority, (b) making any other disclosures that are protected by under the whistleblower provisions of federal or other law or regulation; (c) participating in any investigation or proceeding that may be conducted by an such agency or authority, in connection with reporting a possible securities law violation without notice to the Company; and (d) receiving an individual monetary award or other individual relief by virtue of participating in such governmental whistleblower programs.
3.Executive agrees never to seek personal recovery from any Employer Releasee in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release. If Executive violates this General Release by suing an Employer Releasee (excluding any claim by Executive under the ADEA or as otherwise set forth in Section 1 hereof), then Executive shall be liable to the Employer Releasee so sued for such Employer Releasee’s reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.
4.Executive agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Employer Releasees of any improper or unlawful conduct.
5.The release in Section 1 of this General Release includes a waiver of claims against the Employer Releasees under the ADEA and the OWBPA. Therefore, pursuant to the requirements of the ADEA and the OWBPA, Executive acknowledges and recites that Executive has:
(a)executed this General Release knowingly and voluntarily;
(b)had a reasonable opportunity to consider this General Release;
(c)been afforded twenty-one (21) days from the date on which Executive first received this General Release to consider it before signing it and acknowledges that any changes to this General Release subsequently agreed upon by the parties, whether material or immaterial, do not restart this 21-day period for consideration;
(d)been advised that during a seven (7) day period after Executive signs the General Release, Executive may revoke Executive’s acceptance of this General Release by delivering written notice by hand or certified mail, return receipt requested, to Michael Keefe, General Counsel, Mistras Group, Inc., 195 Clarksville Road, Princeton Junction, NJ 08550, and that this General Release shall not become effective or enforceable until after the revocation period has expired;

(e)been advised and directed orally and in writing (and this subparagraph (f) constitutes such written direction) to seek legal counsel and any other advice Executive wishes with respect to the terms of this General Release before executing it; and
(f)relied solely on Executive’s own judgment, belief and knowledge, and such advice as Executive may have received from Executive’s legal counsel.
6.Executive represents and warrants that Executive is not suffering from any work-related injury and is not aware of any material violation of law by the Company, except as included in the Company’s litigation report dated August 3, 2023 and as set forth by Executive in Executive’s disclosure statement for the quarter ended June 30, 2023 in connection with the filing of the Company’s Form 10-Q.
7.Section 11 of the Prior Agreement, which shall survive the expiration of the Separation Agreement for this purpose, shall apply to any dispute with regard to this General Release.
8.Capitalized terms used but not defined in this General Release have the meanings ascribed to such terms in the Separation Agreement.
9.This General Release may be executed by the parties in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar un-editable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this General Release as of the day and year first above written.
MISTRAS GROUP, INC.
By:
Name:
Title:
EXECUTIVE:

Name:
Address:

EXECUTION VERSION
Exhibit B
SCHEDULE OF LONG-TERM INCENTIVE AWARDS

Bertolotti RSU history as of 10-09-2023

	Date	Grant	Vesting	Withheld	Net Vested	Unvested

Grant 2020	3/27/2020	34,949
Vesting	3/27/2021		8,737	(4,471)	4,266
Vesting	12/31/2021		8,737	(4,471)	4,266
Vesting	12/31/2022		8,748	(4,476)	4,272
Vesting	12/31/2023
			26,222	(13,418)	12,804	8,727

Grant	4/1/2020	100,000				100,000

Grant	3/16/2021	29,800
Vesting	3/16/2022		7,450	(3,811)	3,639
Vesting	3/16/2023		7,450	(4,929)	2,521
Vesting	3/16/2024
Vesting	3/16/2025
			14,900	(8,740)	6,160	14,900

Grant	3/16/2021	26,833
Vesting	3/16/2022		6,707	(3,431)	3,276
Vesting	12/31/2022		6,707	(3,431)	3,276
Vesting	12/31/2023
Vesting	12/31/2024
			13,414	(6,862)	6,552	13,419

Grant	3/24/2021	19,178

	Date	Grant	Vesting	Withheld	Net Vested	Unvested
Vesting	3/24/2022		4,795	(2,453)	2,342
Vesting	3/24/2023		4,795	(1,623)	3,172
Vesting	3/24/2024
Vesting	3/24/2025
			9,590	(4,076)	5,514	9,588

Grant	3/14/2022	104,374
Vesting	3/14/2023		26,097	(15,021)	11,076
Vesting	12/31/2023

163785389v2

Vesting	12/31/2024
Vesting	12/31/2025
			26,097	(15,021)	11,076	78,277

Grant	3/22/2022	38,168
Vesting	3/22/2023		9,542	-	9,542
Vesting	3/22/2024
Vesting	3/22/2025
Vesting	3/22/2026
			9,542	-	9,542	28,626

Total						253,537